EXHIBIT 4.1(c) - AMENDMENT TO THE
       PAYCHEX, INC. 401(k) INCENTIVE RETIREMENT PLAN
                 EFFECTIVE:  JANUARY 1, 1997


      WHEREAS, Paychex, Inc. (the "Employer") established the above Plan effective July 1, 1984; and

      WHEREAS, the Employer has the right to amend said Plan under Section
13.02 thereof; and

      WHEREAS, the Employer desires to amend the Plan and to reduce such amendment to writing as required by Section 13.02 thereof; and

      WHEREAS, because this amendment affects the rights, duties and responsibilities of the Advisory Committee or Plan Administrator, the Advisory Committee or Plan Administrator appears herein to consent to the amendment as required by Section 13.02 of the Plan.

      NOW, THEREFORE, in consideration of the mutual agreement of the parties, the Plan is hereby amended, effective January 1, 1997, as follows:

      Section 3.01(j)(2) is hereby amended to read "The Advisory Committee will disregard eligible contributions exceeding 6% of Compensation per pay period."

      Except  as specifically amended hereby, the Plan shall remain unchanged.

      This  amendment shall be effective as of the  date set forth above.



BY:  Richard L. S. Girard
   ______________________________________________


TITLE:  Chairperson 401(k) Committee
      ___________________________________________


ADVISORY COMMITTEE OR PLAN ADMINISTRATOR:

/s/ Richard L. S. Girard
________________________________________________